EXHIBIT 1

JOINT FILING AGREEMENT PURSUANT TO RULE 13D-1(K)(1)

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D with respect to the Common Stock of MD Holdings Corp., and that this Joint Filing Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement this 16th day of November, 2009.

FRESH GENERATION OVERSEAS LIMITED

By:	/s/ Bank Yu Po Fung
Name:	Bank Yu Po Fung
Title:	Director

/s/ Chen Min
Chen Min

/s/ Chen Qijie
Chen Qijie

/s/ You Jianli
You Jianli

/s/ Gao Juguang
Gao Juguang